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EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/13/03	Investors:	Mary Healy, 630-623-6429
	Media:	Anna Rozenich, 630-623-7316

McDONALD'S REPORTS APRIL 2003 SALES

OAK BROOK, IL—McDonald's Corporation reported the following highlights of April 2003 sales performance.

•
Total Systemwide sales for April 2003 increased 8% over April 2002 to $3.6 billion, reflecting positive impact from the stronger Euro and British Pound. In constant currencies, total Systemwide sales for April 2003 increased 2%. Europe's sales benefited from the change in the timing of school holidays from March in 2002 to April in 2003.

•
Brand McDonald's comparable unit sales for April declined 0.8% in constant currencies, compared with a 3.9% decrease in April 2002.

        Chairman and Chief Executive Officer Jim Cantalupo commented, "Our revitalization plan has been very focused on building sales at existing restaurants, so I am encouraged by our April sales, which reflected improvement compared with prior months' results. National advertising for our Premium Salads in the U.S. began on April 21st. These products are just one example of how we are attracting more customers through compelling, new menu offerings. We will continue to concentrate on being even more relevant to consumers through quality food, outstanding service and good value. I remain optimistic that our strategies will build business momentum and translate into sustainable, profitable growth."

	Systemwide Sales				Comparable Sales*
Brand McDonald's Major Segments			Percent Increase/(Decrease)		Percent Increase/(Decrease)
Months ended April 30 Dollars in millions	2003	2002	As Reported	Constant Currency**	Constant Currency**
U.S.	$1,770.7	$1,701.6	4	n/a	1.3
Europe	977.5	821.7	19	1	(2.3)
APMEA***	540.0	521.2	4	(4)	(6.9)

*
Comparable sales or comparable unit sales represent the change in sales from the same period in the prior year for restaurants in operation at least thirteen months.

**
Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

***
Asia/Pacific, Middle East and Africa

n/a
Not applicable

        More than 30,000 local McDonald's restaurants serve 46 million customers each day in more than 100 countries, generating more than $40 billion in annual Systemwide sales. Additional information about McDonald's is available at www.mcdonalds.com.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; consumer response to the occurrence of severe acute respiratory syndrome (SARS); fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and development of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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